EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Declares Quarterly Dividend

ALPHARETTA, GEORGIA – February 1, 2010 – Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share on the company’s common stock. The dividend is payable on March 2, 2010 to stockholders of record as of close of business on February 12, 2010.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance- based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for various specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and owns approximately 500,000 acres of timberlands in Nova Scotia, Canada.  Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com